EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have issued our report dated May 8, 2014, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2014-2; Diversified Healthcare Portfolio, Series 67; Energy Portfolio, Series 50; Financial Institutions Portfolio, Series 62 and Utility Income Portfolio, Series 47 (included in Invesco Unit Trusts, Series 1429) as of May 8, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-194414) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 8, 2014